July 31, 1998


Leonard LeBlanc
18309 Twin Creeks Road
Monte Sereno, California 95030


Dear Len,

We are delighted that you are considering joining us at The
Vantive Corporation (the "Company"). The purpose of this letter is to set forth the offer of employment that we have discussed.

We propose that you begin employment with the Company as Executive Vice President and Chief Financial Officer, reporting to John Luongo, Vantive CEO. The effective date of your employment will be August 10, 1998.

Your base salary, before deductions computed on an annual basis and beginning on the date you become an employee of the Company, will be initially $250,000 per year. Such base salary shall be paid in installments in accordance with the Company's US payroll policy for services performed prior to the date of payment.

You will be a member of Vantive's Executive Committee, which also entitles you to participate in Vantive's
Executive discretionary performance bonus program. Your targeted incentive bonus will be $150,000 on an annual basis, subject to the achievement of your quarterly performance goals, as well as Company performance goals.
From your first day through the end of 1998, your target bonus will be $62,500, of which $30,000 in bonus is guaranteed.

Subject to the approval of the Board of Directors and your execution of the Company's form of stock option agreement, you shall be awarded incentive stock options under the Company's Stock Purchase and Option Plan to purchase a grant of 200,000 shares of the common stock of the Company.
This option agreement will vest over a 48-month period at the rate of 6/48 after the first full six months of employment, and 1/48 per month thereafter.

The price per share of this option agreement will be the fair market value of a share of common stock of the Company as of the date of grant as determined by the Board of Directors. The option grant is subject to your execution of a form of the Company's standard form stock option agreement and will be governed by the terms and conditions of that agreement.

You and the CEO will develop and present to Vantive's Board of Directors for approval a new stock-accelerated program based on achievement of specific goals (TARSAP or similar) for yourself (at 100,000 shares) and other executive officers (shares to be determined) as designated by the CEO.

You are also being offered a sign-on bonus of $50,000.
Such bonus will be generated through Payroll after 14 days of employment with Vantive.

Should The Vantive Corporation or an merging or acquiring entity terminate your employment for any reason other than your voluntary resignation, death, disability or "just cause", you may invoke 6 months of paid COBRA coverage of medical, dental, and other insurance, 12 month stock vesting, and a salary continuation of 6 months in length, i.e. continuing to receive your base salary for a total of 6 months beyond your last day of work on the same schedule as salary was paid prior to such termination. As read herein, "just cause" shall mean: a) your commission of a felony; b) your commission of an act of dishonesty, theft, misrepresentation, or fraud; c) your commission of an act involving moral turpitude; d) your failure to discharge the lawful directions given to you by your immediately direct supervisor (that person to whom you report) or the Board of Directors of The Vantive Corporation; e) your willful engagement in bad faith conduct or professionally inappropriate conduct which is materially detrimental to Vantive; f) the voluntary filing of bankruptcy petition by you or g) the adjudication of you as insane or incompetent.

In the case of any merger or acquisition or other business combination (a "Transaction") involving all or substantially all of the assets of The Vantive Corporation, other than re-incorporation where Vantive is not the surviving company and where the acquiring company or merger partner controls a majority of Vantive stock after a Transaction, any of your granted and unvested options will have their vesting accelerated by one year, i.e. by 12/48, up to a maximum of 100% of your option shares.

This offer of employment is expressly subject to your executing the Company's standard form of non-disclosure agreement in the form enclosed with this letter as well as your agreement to follow all other rules, guidelines, and policies that the Company may announce from time to time.
The non-disclosure agreement must be signed and returned to Vantive Human Resources in Santa Clara, California, and received there before your start date.

As with all US-based employees, this offer of employment is not for any specific period of time and your employment may be terminated with or without cause by yourself or by the Company at any time and for any reason.

This offer of employment contains all terms and conditions of employment with the Company and supersedes any and all prior, oral or written, representations or agreements made by anyone employed by, or associated with, the Company.
Please note that on your first day of work, you will be asked to complete a range of employment forms, including a US Employment Eligibility Verification (I-9) form. The forms must be completed within three business days of the date your employment begins, and will require you to present acceptable documentation of that eligibility.
Failure to do so may result in suspension without pay or termination.

After you have commenced employment at Vantive, you authorize the Company to capture your employee-related information in its worldwide database. This information will be stored as part of your personnel record. You agree to cooperate fully with such information requests from your manager or Human Resources. Vantive will guarantee to do everything in its power to secure this system and protect the sensitivity and integrity of the information.

You shall be entitled to receive all other benefits of employment generally available to the Company's other full time regular employees. All amounts payable to you as taxable compensation shall be subject to income tax withholdings as required by federal, state, and /or local authorities, and any other applicable withholdings.

I hope that you will accept this offer. Please be advised that this offer of employment is valid only until August 6, 1998. Please acknowledge acceptance of this offer by signing and dating this letter and returning it to us on or before the day the offer becomes invalid.

Sincerely,



John R. Luongo
Chief Executive Officer


I agree to the terms and conditions of employment set forth above.



____________________________________
_____________________
        Leonard J. LeBlanc      Date



Vantive : For US employment
v. 3.0, February, 1997
Vantive : For US employment
v. 3.0, February, 1997

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